EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into this 1st day of November, 1998 by and between ROEX, INC., a California corporation ("Employer"), and RODNEY H. BURRESON ("Employee") with reference to the following facts:

A. Employer desires to employ Employee to serve as the Chief Executive Officer of Employer.

B. Employer and Employee desire to enter into this Agreement to assure Employer of the services of Employee and to set forth the rights, duties and obligations of the parties under this Agreement.

C. Now, therefore, based upon mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Employment. Employer hereby employs the Employee, and Employee hereby accepts and agrees to employment as a full-time employee on the terms and conditions set forth herein. Employee shall serve in the capacity of Chief Executive Officer of the Employer and shall include:

               (a)  Supervising the running of all aspects of the Employer;

               (b)  Continuing and increasing the Employer's profitability;

               (c)  Seeking new clients;

               (d) Taking other actions to expand the operations of the Employer;

               (e) Performing such other services and duties as may from time to time be decided by Employer.

               Employee further agrees that, except during vacation periods or in accordance with Employer's personnel policies, if any, covering leaves or reasonable periods of illness or other incapacitation, Employee shall devote his full time services to the business and interest of Employer. Employee shall perform said duties and those assigned to him by Employer with fidelity, to the best of his ability, and in the best interests of Employer.

          2. Compensation. During the term of this Agreement, Employee shall be entitled to receive as total compensation for services hereunder, including services as a Director of Employer, an annual salary, payable semi-monthly, on the 15th and 31st day of each month, in the amount of Six Percent (6%) of net sales (net sales representing sales net of returns, credits and refunds. Net sales shall not include any shipping or sales taxes.)

          3. Employer Benefit Plans. Employee shall be entitled to participate in all employee benefit plans maintained by the Employer for its employees, including, by way of example, medical, dental or such other plans which the Employer has in effect or hereafter places into effect. Employer shall cover Employee with Directors' and Officers' Liability Insurance or equivalent corporate indemnification.

          4. Car Allowance. Employer shall provide Employee a car allowance of One Thousand Dollars ($1,000.00) per month as reimbursement for all ordinary and necessary expenses of Employee as a result of Employee's lease and use of his automobile for the performance of his duties.

          5. Bonus. The Board of Directors of Employer may, at its sole discretion, award Employee bonuses from time to time as they deem appropriate based on Employer's performance.

          6. Trade Secrets. Employee specifically agrees that he will not, at any time, whether during or subsequent to the term of Employee's employment by Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any confidential information of any kind, nature or description concerning any matter affecting or relating to the business of the Employer, including without limiting the generality of the foregoing, the names, buying habits, rates being charged or practices of any of its clients, its marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained and which it sells or has sold its services, sales costs, lists or other written records used in Employer's business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of Employer, its manner of operation or other confidential data of any kind, nature or description, the parties hereto stipulating that as between them, the same are important, material and confidential trade secrets and affect the successful conduct of the Employer's business and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, and the like affecting or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess or control shall be and remain the Employer's sole property.

          7. Continuing Obligations. Employee's obligations shall continue in effect beyond his employment period and the obligations shall be binding on Employee's assigns, heirs, executors, administrators, and other legal representatives.

          8. Term and Termination. This Agreement shall commence on the 1st day of November, 1998 and shall continue for five years ending on October 30, 2003.

          9. Employee's Duties on Termination. In the event of termination of employment with Employer, Employee agrees to deliver promptly to Employer all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to Employer's business, which are or have been in his possession or under his control.

          10. Severable Provision. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

          11.  Arbitration.

               (a) Any controversy or claim arising out of this Agreement (except the obligations set forth in Paragraphs 6 and 9), or the breach thereof, shall be settled by arbitration in accordance with the California Arbitration Act, ?? 1280 through 1294.2 of the California Code of Civil Procedure, including ?1283.05 thereof relating to discovery. Any demand for arbitration shall be in writing and be made within a reasonable time after the matter in question has arisen. Unless the parties have otherwise agreed, the arbitration shall be conducted in Los Angeles, California, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Within thirty (30) days after arbitration is demanded, each party will choose one arbitrator. If the two (2) arbitrators have not agreed on a third, neutral arbitrator within thirty (30) days after their designation, the third will be chosen by the American Arbitration Association. The award of a majority of the arbitrators shall be final, and judgment upon the award may be entered in any court having jurisdiction. In no event shall any demand for arbitration be made after the date when a lawsuit based on the same claim would be barred by the applicable statute of limitations. The arbitration may award reasonable attorneys' fees and costs to the prevailing party.

               (b) With reference to the enforcement of the provisions of Paragraphs 6 and 9, the prevailing party shall be entitled to recover all costs, attorneys' fees and expenses incurred in any action and appeal related thereto.

          12. Notices. Any notice to be given to Employer under the terms of this Agreement shall be addressed to Employer at the address of its principal place of business, and any notice to be given to Employee shall be addressed to him at the home address last shown on the records of Employer, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if personally delivered or when enclosed in a properly sealed and addressed envelope, registered or certified, return receipt requested, and deposited (postage prepaid) in a post office or branch post office maintained by the United States Government.

          13. Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          14. Enforcement. Employer and Employee recognize and acknowledge that Employee is hereunder employed in a position where Employee will be rendering personal services of a special, unique, unusual and extraordinary character. Employee agrees that the breach by him of this Agreement, including its covenants, could not reasonably or adequately be compensated in damages in an action at law and that Employer shall be entitled to injunctive relief, which may include, but shall not be limited to, restraining Employee from rendering any service that would breach this Agreement. However, no remedy conferred by any of the specific provisions of this Agreement (including this Paragraph 14) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by Employer shall not constitute a waiver of the right to pursue other available remedies.

          15. Titles and Headings. Titles and headings to paragraphs in this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions of it.

          16. Governing Law. The parties hereto agree that it is their intention and covenant that this Agreement and performance under it, and all suits and special proceedings that may ensue from its breach, be construed in accordance with and under the laws of the State of California, and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

          17. Employee's Representations. Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, form entering into and performing this Agreement and that his execution and performance of this Agreement is not a violation or a breach of any other agreement between Employee and any other person or entity.

          18. Ratification by Employer's Board of Directors. This Agreement is subject to, and shall become operative upon, the adoption of a resolution approving the Agreement by the Board of Director of the Employer.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first-above written.

                                    EMPLOYER:

                                   ROEX, INC.



By:______________________________
   DEREK BURRESON
   Secretary

EMPLOYEE:
RODNEY H. BURRESON

By:_____________________________